Exhibit 8.1
March 25, 2009
Teekay LNG Partners L.P.
Teekay GP L.L.C.
4th Floor
Belvedere Building
69 Pitts Bay Road
Hamilton, HM08
Bermuda
     Re:     Teekay LNG Partners L.P. Registration Statement on Form F-3
Ladies and Gentlemen:
     We have acted as counsel to Teekay LNG Partners L.P., a Republic of The Marshall Islands limited partnership (the “Partnership”), in connection with the offer and sale of common units representing limited partner interests in the Partnership (the “Offering”) pursuant to a registration statement on Form F-3 (No. 333-137697) (the “Registration Statement”), as supplemented by the final prospectus dated March 25, 2009 and the documents incorporated by reference therein (the “Prospectus Supplement”).
     You have requested our opinion regarding certain United States federal income tax considerations that may be relevant to prospective unitholders. In formulating our opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and Prospectus Supplement, (ii) the certificate of the Partnership, Teekay GP L.L.C., a Republic of The Marshall Islands limited liability company (the “General Partner”), Teekay Corporation, a Republic of The Marshall Islands corporation (“Teekay”), Polarc L.L.C., a Republic of The Marshall Islands limited liability company, Arctic Spirit L.L.C., a Republic of The Marshall Islands limited liability company and Polar Spirit L.L.C., a Republic of the Marshall Islands limited liability company (such certificate, the “Tax Certificate”), (iii) that certain First Amended and Restated Agreement of Limited Partnership of Teekay LNG Partners L.P., dated as of May 10, 2005 as amended by Amendment No. 1 dated as of May 31, 2006 and Amendment No. 2 dated as of April 15, 2008, but effective as of January 1, 2007, entered into by and between the General Partner, as the general partner, and Teekay as the organizational limited partner, together with any other persons who become partners (the “Partnership Agreement”), (iv) that certain letter ruling dated September 20, 2005 received by the Partnership from the Internal Revenue Service (the “Ruling”), and (v) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below, including the charters (“Charters”) under which the Partnership currently operates and will operate its vessels. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
     In addition, we have assumed, with your permission, that (i) the Partnership will operate in full compliance with the terms of the Partnership Agreement and the Charters without waiver or

Teekay LNG Partners L.P.
Teekay GP L.L.C.
March 25, 2009

breach of any material provision thereof, (ii) the Ruling will not be revoked or modified, and (iii) the statements concerning the Partnership and its operations contained in the Registration Statement and Prospectus Supplement, and the representations made by Partnership and the General Partner in the Tax Certificate, are true, correct and complete and will remain true, correct and complete at all relevant times. We have also assumed, with your permission, (iv) the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof, and (v) that any representation or statement made in the Tax Certificate with the qualification “to the knowledge of” or “based on the belief of” the Partnership or the General Partner, or other similar qualification, is true, correct and complete and will remain true, correct and complete at all relevant times, in each case without such qualification.
     Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement and the Prospectus Supplement, we (i) hereby confirm our opinions set forth in, and as the date of, the Registration Statement and the Prospectus Supplement under the headings “Material U.S. Federal Income Tax Consequences” and “Material Tax Considerations,” respectively and (ii) are of the opinion that the discussion in the Registration Statement and the Prospectus Supplement under the headings “Material U.S. Federal Income Tax Consequences” and “Material Tax Considerations,” respectively, with respect to legal matters or legal conclusions as to which no opinion has been rendered is an accurate discussion of such U.S. federal income tax matters in all material respects.
     This opinion addresses only the matters of United States federal income taxation specifically described under the headings “Material U.S. Federal Income Tax Consequences” and “Material Tax Considerations” in the Registration Statement and Prospectus Supplement, respectively. This opinion does not address any other United States federal tax consequences or any state, local or foreign tax consequences that may result from the Offering or any other transaction undertaken in connection with or in contemplation of thereof.
     We hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to the use of our name under the captions “Legal Matters” and “Material U.S. Federal Income Tax Consequences” in the Registration Statement and “Material Tax Considerations” in the Prospectus Supplement, respectively. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
PERKINS COIE LLP